                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                        [x]
Filed by a Party other than the Registrant     [ ]
Check the appropriate box:                     [ ]      Preliminary Proxy Statement
                                               [ ]      Confidential, for Use of the Commission only (as
                                                        permitted by Rule 14a-6(e)(2))
                                               [x]      Definitive Proxy Statement
                                               [ ]      Definitive Additional Materials
                                               [ ]      Soliciting Material Pursuant to sec. 240.14a-11(c)
                                                        or sec. 240.14a-12

                       Sunquest Information Systems, Inc.
             -----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                       Sunquest Information Systems, Inc.
 -----------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

       [x]      No fee required.
       [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
                0-11
                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11:
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [ ]      Fee paid previously with preliminary materials
       [ ]      Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing:
                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

LOGO

Dear Fellow Shareholder:

     I am pleased to invite you to attend the 1998 Annual Meeting of the Shareholders of Sunquest Information Systems, Inc. which will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 30, 1998, at 9:00 A.M., local time. The formal Notice of Annual Meeting, the Proxy Statement, a proxy card and a copy of the Company's Annual Report for 1997 accompany this letter. The Annual Meeting is open to all shareholders or their authorized representatives. We hope that you will be able to attend.

     At the meeting, we will report on the operations, progress and plans of the Company and give you an opportunity to ask questions. Your Board of Directors and the executive officers of the Company look forward to personally greeting those shareholders who are able to attend.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the enclosed proxy card as soon as possible.

     I hope to see you on April 30th.

                                         /s/ SIDNEY A. GOLDBLATT
                                         -----------------------
                                             Sidney A. Goldblatt
                                             Chairman, President and
                                             Chief Executive Officer
Tucson, Arizona
March 30, 1998

                       SUNQUEST INFORMATION SYSTEMS, INC.
                          4801 EAST BROADWAY BOULEVARD
                           TUSCON, ARIZONA 85711-3609

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 30, 1998

To: The Shareholders of Sunquest

     Notice is hereby given that the Annual Meeting of the shareholders of Sunquest Information Systems, Inc. will be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 30, 1998, at 9:00 A.M., local time, for the following purposes:

     (a) To elect a board of seven directors to serve for a term of one year and until their respective successors are duly elected and qualified.

     (b) To ratify the selection of Ernst & Young LLP to audit the books and accounts of the Company for the year ending December 31, 1998.

     (c) To approve the Stock Incentive Plan of 1996, as amended, including a 1,300,000 share increase.

     (d) To transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THE RETURN OF THE ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO REVOKE YOUR PROXY OR TO VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.
                                             By Order of the Board of Directors,

                                                   NINA M. DMETRUK
                                                      Secretary
Tucson, Arizona
March 30, 1998

               YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES
                         YOU OWNED ON THE RECORD DATE.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE IT, SIGN IT AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                PROXY STATEMENT

                       SUNQUEST INFORMATION SYSTEMS, INC.
                          4801 EAST BROADWAY BOULEVARD
                           TUCSON, ARIZONA 85711-3609

                                 March 30, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sunquest Information Systems, Inc. (the "Company"), for use at the Company's 1998 Annual Meeting of Shareholders (together with any adjournments thereof, the "Annual Meeting") to be held on Thursday, April 30, 1998, at 9:00 A.M., local time, at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment thereof. This Proxy Statement and the enclosed form of proxy and Annual Report for 1997 are first being sent to shareholders on or about March 30, 1998.

     The Board has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date there were 15,375,962 shares of Common Stock outstanding. Each share of Common Stock of the Company is entitled to one vote per share on each matter properly brought before the Annual Meeting. There is no cumulative voting in the election of directors.

     Shares can be voted at the Annual Meeting only if the shareholder is present in person or represented by proxy. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board. The accompanying proxy may be revoked by the shareholder at any time prior to its use by giving notice of such revocation in writing to the Secretary of the Company, c/o Sunquest Information Systems, Inc., 1407 Eisenhower Boulevard, Suite 200, Johnstown, Pennsylvania 15904, or by delivering a duly executed proxy bearing a later date, provided such notice or proxy is actually received by the Company prior to the taking of any vote at the Annual Meeting.

     Brokers, banks and other nominee holders will be requested to obtain voting instructions of beneficial owners of stock registered in their names, and shares represented by a duly executed proxy submitted by such a nominee holder on behalf of such a beneficial owner will be voted to the extent instructed by the nominee holder on the proxy card. Rules applicable to nominee holders may preclude them from voting shares held by them in nominee capacity on certain kinds of proposals unless they receive voting instructions from the beneficial owners of the shares (the failure to vote in such circumstances is referred to as a "broker non-vote").

     The Board knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     A quorum for the transaction of business at the Annual Meeting will require the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on a particular matter to be acted upon at the meeting. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on any matter.

     Proxies in the form enclosed are solicited on behalf of the Board. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of proxy is to be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers or other employees of the Company may solicit proxies personally or by telephone or telegraph. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of record held by such custodians, nominees and fiduciaries, and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

     A purpose of the meeting is to elect a board of seven directors to serve for a term of one year and until their respective successors are elected and qualified. In the election, the seven persons who receive the highest number of votes actually cast will be elected. The proxies named in the proxy card intend to vote for the election of the nominees listed below unless otherwise so instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must strike through the name of the nominee on his proxy card, in which event his shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board or the Board may reduce the number of directors. The Company has no reason to believe that any nominee will be unable to serve.

     Information concerning the persons nominated by the Board, all of whom, except Curtis S. Goldblatt, are currently directors of the Company, is set forth below.

                       NOMINEES FOR ELECTION AS DIRECTORS

SIDNEY A. GOLDBLATT                                                       Age 63

Sidney A. Goldblatt, M.D., a co-founder of the Company, has been President of the Company since 1986, Chief Executive Officer since December 1994 and a director of the Company since its formation in 1979. Dr. Goldblatt also served as Chief Operating Officer of the Company from December 1992 to August 1994. Dr. Goldblatt has served as President and sole shareholder of S. Goldblatt Pathology Associates, P.C. since 1971.

NINA M. DMETRUK                                                           Age 45

Nina M. Dmetruk has served as Executive Vice President-Chief Financial Officer of the Company since September 1991 and a director of the Company since December 1991. She has served as Secretary of the Company since August 1996. Effective May 26, 1996, Ms. Dmetruk entered into an employment agreement with the Company under which she agreed to serve as the Executive Vice President-Chief Financial Officer of the Company on a full-time basis. See "Executive Compensation and Related Information--Employment Contracts and Termination of Employment." During her earlier service as Executive Vice President-Chief Financial Officer, Ms. Dmetruk was not an employee of the Company and devoted approximately 60% to 80% of her time to the Company's business. Ms. Dmetruk is a CPA and a CFP and until May 1996 was the sole proprietor of an accounting firm for more than five years.

STANLEY J. LEHMAN                                                         Age 44

Stanley J. Lehman has been a director of the Company since October 1989 and served as Secretary of the Company from October 1989 to August 1996. He has been a shareholder in the law firm of Klett Lieber Rooney & Schorling, a professional corporation that has served as general counsel to the Company, for more than five years.

RICHARD W. BARKER                                                         Age 49

Richard W. Barker, Ph.D., was elected to the Board of Directors of the Company by the members of the Board in August 1996. Dr. Barker has been Senior Vice President of Chiron Corporation, a biotechnology company, and President and Chief Executive of Chiron Diagnostics, the diagnostic products division of Chiron Corporation, since June 1996. He was employed by IBM Corporation as General Manager, Worldwide Healthcare Solutions from June 1995 to June 1996 and as General Manager, North American Healthcare Solutions from April 1994 to June 1995. Prior to that date, Dr. Barker was with McKinsey & Company as Partner and Leader, European Healthcare Practice.

LARRY R. FERGUSON                                                         Age 48

Larry R. Ferguson was elected to the Board of Directors of the Company by the members of the Board in December 1997. Mr. Ferguson has been President of The Ferguson Group, a management consulting company, since January 1996. He was employed by First Data Health Systems Corporation, a provider of information systems and related services to health care providers, from May 1980 to June 1995, serving as its President from August 1986 to June 1995.

PETER P. GOMBRICH                                                         Age 60

Peter P. Gombrich was elected to the Board of Directors of the Company by the members of the Board in March 1998. Mr. Gombrich founded Inpath, LLC, an In-vivo diagnostic company, in March 1998. Since March 1998, Mr. Gombrich has served as Chairman and Chief Executive Officer of Inpath, LLC. Mr. Gombrich has been Vice Chairman and a director of AccuMed International, Inc., a provider of health care instrumentation, since January 1998. From December 1995 until January 1998, Mr. Gombrich served as Chairman of the Board of Directors, Chief Executive Officer and President of AccuMed International, Inc. From April 1995 until December 1995, Mr. Gombrich served as Acting Chief Executive Officer and a director of AccuMed International, Inc. Mr. Gombrich founded AccuMed, Inc. in February 1994. From February 1994 until December 1995, Mr. Gombrich served as Chairman, President and Chief Executive Officer of AccuMed, Inc. From August 1990 until founding AccuMed, Inc., Mr. Gombrich was a consultant in the cytology and microbiology industries, serving companies including Accuron Corporation, a designer of automated Pap smear screening systems. From July 1985 until September 1989, Mr. Gombrich was the President and Chief Executive Officer, and from July 1985 until November 1990 was Chairman of the Board, of CliniCom Incorporated, a bedside clinical information systems company which he founded.

CURTIS S. GOLDBLATT                                                       Age 32

Curtis S. Goldblatt, M.D., has been an Associate Pathologist of S. Goldblatt Pathology Associates, P.C. and Medical Advisor/Medical Director of the Histologic Technician-Certificate Program at Conemaugh Health System since July 1997. He was employed as Chief Resident of S. Goldblatt Pathology Associates, P.C. from July 1996 to June 1997. Prior to July 1996, Curtis S. Goldblatt was a Pathology Resident at the University of Pittsburgh Medical Center from July 1993 to June 1996. Curtis S. Goldblatt is the son of Dr. Goldblatt.

REQUIRED VOTE

     There is no cumulative voting in the election of directors. The seven nominees for election as directors who receive the highest number of votes actually cast will be elected. Broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the election of directors.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND COMMITTEES

     The Board held sixteen meetings during the year 1997. The Board also took action by unanimous written consent on three (3) occasions during the year.

     The Board has a Compensation Committee and an Audit Committee. The Company has no nominating committee. The Compensation Committee, which currently comprises all members of the Board, is responsible for determining the compensation of the executive officers of the Company and for administering the Company's Stock Incentive Plan of 1996 and Employee Stock Purchase Plan. Dr. Goldblatt, Ms. Dmetruk and Bradley L. Goldblatt are executive officers of the Company; none of these individuals, however, participated in deliberations concerning his or her own compensation during the year 1997. The Compensation Committee is also responsible for such related matters as may be delegated to it by the Board. The Compensation Committee held ten meetings during the year 1997.

     Nina M. Dmetruk, Stanley J. Lehman and Dr. Richard W. Barker serve as the Audit Committee of the Board. The Audit Committee discusses with the Company's independent auditors and approves in advance the scope of the annual audit, reviews with the independent auditors the annual financial statements and the audit report, consults with the Company's internal compliance staff, reviews management's administration of the internal accounting controls and reviews the Company's procedures relating to business ethics and compliance with the securities laws and the rules of the Nasdaq Stock Market. The Audit Committee also recommends to the Board the appointment of the independent auditors. During the year 1997, the Audit Committee held two meetings.

     No director attended fewer than 75% of the total number of meetings of the Board and the meetings of any committee of the Board on which he or she served during the year ended December 31, 1997.

DIRECTOR COMPENSATION

     Non-employee directors of the Company are reimbursed, upon request, for expenses incurred in attending meetings of the Board, but there are no standard arrangements for compensating them for their service as directors. Dr. Barker has been granted options to purchase 18,000 shares of Common Stock under the Company's Stock Incentive Plan of 1996. Of these options, 15,000 were granted upon his nomination as director and 3,000 upon his election by the shareholders. Mr. Ferguson and Mr. Gombrich have each been granted an option to purchase 15,000 shares of Common Stock under the Company's Stock Incentive Plan of 1996. Mr. Lehman's law firm receives fees at his regular professional hourly rate for time devoted to Board meetings. Dr. Barker and Mr. Ferguson are also to be granted options for 3,000 shares of Common Stock on each occasion that they are reelected as directors. Mr. Gombrich is to be granted an option for 3,000 shares of Common Stock on each occasion that he is reelected as director commencing with the election of directors in 1999. Directors who are employees of the Company are not paid any separate fees for serving as directors.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     Ms. Dmetruk, a director and executive officer of the Company, Bradley L. Goldblatt, a director and executive officer of the Company, and Jodi Beth Gottlieb are directors and executive officers of Any Travel, Inc., a travel agency located in Tucson, Arizona ("Any Travel"). The outstanding shares of Any Travel are held one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Bradley L. Goldblatt (the "BLG Trust"); one-third by Bradley L. Goldblatt, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Curtis S. Goldblatt (the "CSG Trust"), a nominee for director at the Annual Meeting; and one-third by Jodi Beth Gottlieb, Dr. Goldblatt and Ms. Dmetruk as trustees for the benefit of Jodi Beth Gottlieb (the "JBG Trust"). The BLG Trust, the CSG Trust and the JBG Trust are collectively referred to herein as the "Trusts." Dr. Goldblatt is the father of Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb.

     The Company's principal administrative, sales and marketing, customer service and product development facilities are located in two buildings in Tucson, Arizona which are owned by Any Travel (the "Broadway Property" and the "El Dorado Property"). The Company leases the Broadway Property from Any Travel under a lease which provides for a triple-net annual rent of $1,020,760, subject to adjustment based on the consumer price index. Such annual rental was determined in accordance with an independent appraisal of the fair rental value of the property. The lease expires in September 2001. During 1997, the Company paid Any Travel rent of $1,141,756. In connection with a refinancing of the Broadway Property in June 1992, Any Travel borrowed $3,450,000 from a bank, the repayment of which was secured by a mortgage on the property, a mortgage note in the principal amount of $3,450,000 and a guaranty by the Company of all payments required under the mortgage note. The mortgage note was paid in full in June 1997.

     The Company leases the El Dorado Property from Any Travel under a ten-year, triple net lease. The existing tenant leases were assigned to the Company. During 1997, the Company paid Any Travel rent of $867,120 under the lease. The monthly rentals were determined in accordance with an independent appraisal of the fair rental value of the property and are subject to future adjustment in accordance with a formula based on the consumer price index.

     The Company uses Any Travel as its travel agent on an on-going basis. Any Travel has advised the Company that in 1997 it received gross commissions of $244,412 from hotels, airlines and car rental agencies with respect to its travel services for the Company.

     In April 1996, Dr. Goldblatt and the Trusts entered into a Tax Indemnification Agreement with the Company whereby they agreed, among other things, to indemnify the Company for any federal or state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to have been a C corporation during any period for which it reported its taxable income as an S corporation. The Tax Indemnification Agreement also provides for cross-indemnification for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Dr. Goldblatt and the Trusts, penalties) resulting from the Company's operations during the period in which it reported its taxable income as an S corporation. The Company changed from an S corporation to a C corporation in May 1996 in connection with its initial public offering of Common Stock (the "IPO").

     Stanley J. Lehman, a director of the Company, is a shareholder in the law firm of Klett Lieber Rooney & Schorling, a professional corporation, that serves as the Company's general counsel.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 1998. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such person desires to do so and to respond to appropriate questions.

REQUIRED VOTE

     The proposal to ratify the selection of Ernst & Young LLP will be approved by the shareholders if it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Abstentions and broker non-votes are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

            APPROVAL OF THE STOCK INCENTIVE PLAN OF 1996, AS AMENDED

     On March 12, 1998, the Board adopted certain amendments to the Stock Incentive Plan of 1996 (the "Incentive Plan") and determined to submit the Incentive Plan, as amended, to the shareholders for approval at the Annual Meeting. The amendments to the Incentive Plan will (i) increase the number of shares with respect to which awards may be granted from 2,500,000 to 3,800,000 and (ii) limit the maximum number of shares as to which options and stock appreciation rights may be granted to any employee of the Company during any one calendar year period. The shareholders are being asked to approve the Incentive Plan, as amended, in the form attached hereto as Appendix A.

     The Incentive Plan was originally adopted by the Board and approved by the Shareholders in March 1996 and was subsequently amended by the Board on November 8, 1996 and April 3, 1997. The Board believes that the approval of the Incentive Plan, as amended, is necessary in order (i) to provide the Company with a sufficient reserve of Common Stock for future awards needed to attract and retain the services of key individuals essential to the Company's long-term success and (ii) to qualify options or stock appreciation rights hereafter granted under the Incentive Plan, as amended, as "performance based" compensation that is not subject to the $1 million limitation on deductible compensation for certain executive officers in any fiscal year under Section 162(m) of Internal Revenue Code of 1986, as amended (the "Code"). See "--Report of the Compensation Committee on Executive Compensation."

     The following is a summary of the principal features of the Incentive Plan, as amended. The summary, however, does not purport to be a complete description of all of the provisions of the Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Incentive Plan, as amended, a copy of which is attached hereto as Appendix A.

SECURITIES SUBJECT TO THE INCENTIVE PLAN

     Up to 3,800,000 shares of Common Stock may be issued under the Incentive Plan, including the additional 1,300,000 shares for which shareholder approval is sought under this proposal. Shares issued under the Incentive Plan are subject to adjustment for any changes in the capital structure of the Company. Shares of Common Stock subject to a stock option ("Option") which for any reason is canceled or terminated without having been exercised in full are again available for awards under the Incentive Plan. The maximum number of shares of Common Stock for which stock options and stock appreciation rights may be made to an employee under the Incentive Plan shall not exceed 1,500,000 shares of Common Stock during any one calendar year period. The net proceeds to the Company from the sale of Common Stock under the Incentive Plan will be used for general corporate purposes.

ADMINISTRATION

     The Incentive Plan is administered by the Board or by a committee of two or more members of the Board who are appointed by and serve at the pleasure of the Board (the "Administrators").

TYPES OF AWARDS AND ELIGIBILITY

     Non-qualified stock options ("NSOs"), incentive stock options ("ISOs"), as defined in Section 422 of the Code, stock appreciation rights ("SARs") and restricted stock may be awarded under the Incentive Plan ("Awards"). Awards may be granted alone or in addition to or in tandem with other Awards.

     NSOs, SARs and restricted stock may be awarded to employees of the Company and its subsidiaries, non-employee directors of the Company, and independent contractors who provide consulting services or management advice to the Company or a subsidiary of the Company on a regular basis. ISOs may be awarded only to employees of the Company and its subsidiaries. No Award may be granted to a person within six months of their expected retirement date or expected date of termination of employment or service.

Stock Options

     The two different types of Options that can be awarded are NSOs and ISOs. The terms and conditions of each Option awarded are determined by the Administrators and set forth in a written agreement (the "Option Agreement") between the Company and the recipient of the Option (the "Optionee"). The terms and conditions of each Option need not be identical to those of any other Option awarded.

     No Option may be exercisable for a period of six months from the date of the Award unless otherwise determined by the Administrators at or after the date of the Award. In addition, the Option price per share of Common Stock will not be less than the fair market value per share on the date of grant (unless reduced by the Administrators after the date of grant). The Options will have an expiration date which shall not be later than the tenth anniversary of the date that the Option is granted, except for certain ISOs described below.

     Any Option intended to be an ISO must be designated as such in the applicable Option Agreement. If an Optionee owns more than 10% of the total combined voting power of all classes of stock of the Company (as determined under Section 424(e) of the Code) or its subsidiaries at the time their ISO is granted, the following conditions apply: (i) the Option price must be at least 110% of the fair market value of the Common Stock subject to the ISO on the date of grant and (ii) the Option may not be exercisable after the expiration of five years from the date of grant. The aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which ISOs become exercisable for the first time in any single calendar year cannot exceed $100,000.

     Upon termination of an Optionee's employment or service with the Company for reasons other than termination at or after age 65, disability or death, the Optionee's Option shall, unless expressly provided otherwise in the Option Agreement, expire on the date of such termination.

     If an Optionee's employment or service with the Company terminates at or after age 65, the Optionee may, unless expressly provided otherwise in the Option Agreement, exercise the Option to the extent exercisable at the date of such termination until the earlier of (i) the expiration date of the option, or
(ii) the one hundred eightieth day following such termination or, if the option is an ISO, the ninetieth day following such termination.

     In the event of the death of the Optionee while in the employment or service of the Company, the Option may be exercised, unless expressly provided otherwise in the Option Agreement, to the extent the Optionee was entitled to do so on the date of the Optionee's death, by the person or persons to whom the Optionee's rights under the Option pass by will or by applicable law or by the Optionee's executors or administrators, until the earlier of (i) the expiration date of the Option, or (ii) one year after the Optionee's death.

     If an Optionee's employment or service with the Company terminates by reason of disability, the Optionee may exercise the Option to the extent exercisable at the date of such termination, unless expressly provided otherwise in the Option Agreement, until the earlier of (i) the expiration date of the Option, or (ii) one year after the date of such termination.

     The Option price may be paid (i) in cash or by check (payable to the order of the Company), or (ii) in shares of Common Stock already owned by the Optionee and having a total fair market value equal to the Option price, or (iii) with the proceeds of the sale of shares of Common Stock acquired upon the exercise of an Option (to the extent such cashless exercise is permitted by the Administrators and under Section 16 of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder by the Securities and Exchange Commission) or (iv) any combination thereof approved by the Administrators. If payment of the exercise price of an Option is made in whole or part in shares of Common Stock already owned by the Optionee, the Administrators may require that the stock be owned for a period of at least six months.

     Upon exercise of the Option and payment of the total Option price for the shares of Common Stock to be purchased, the Company will issue a certificate in the Optionee's name for the number of shares purchased adjusted for any shares of Common Stock sold or withheld to satisfy the tax withholding requirements for the exercise of the Option.

     The Administrators may, in their sole discretion, elect to cash out all or part of the Common Stock under an Option by paying the Optionee an amount, in cash, equal to the excess of the fair market value of the Common Stock over the Option price on the effective date of such cash-out. If this cash-out right is exercised, an Optionee will forfeit all other rights associated with the Option.

Stock Appreciation Rights

     The Administrators may grant SARs separate and apart from ("Non-Tandem SARs"), or in tandem ("Tandem SARs") with, any Option granted under the Incentive Plan. Tandem SARs may be granted with respect to all or part of the Common Stock under a particular Option, and may be granted coincident with or after the date of grant of the related Option.

     SARs may be exercised by written notice from the person to whom the SAR has been awarded ("SAR Holder") to the Company of the SAR Holder's intent to exercise the SARs with respect to a specified number of shares. SARs entitle the SAR Holder, upon exercise, in whole or part, to receive payment in the amount and form determined. Tandem SARs may be exercised only to the extent that the related Option has not been exercised. The exercise of a Tandem SAR will result in a pro rata surrender of the related Option to the extent that the Tandem SAR has been exercised. Similarly, the exercise of a related Option shall result in a pro rata surrender of the Tandem SAR to the extent that the Option has been exercised.

     When the SAR is exercised, the SAR Holder will receive an amount equal to the excess of the fair market value per share of Common Stock on the day preceding the exercise date over the price per share stated in the SAR agreement for a Non-Tandem SAR. For a Tandem SAR, the SAR Holder will receive the Option price per share of any related Option multiplied by the number of shares in respect of which the SARs have been exercised. Such amount will be paid, as determined by the Administrators, in the form of (i) cash, (ii) shares of Common Stock with a fair market value on the day preceding the exercise date equal to such amount, or (iii) a combination of cash and Common Stock. A SAR cannot be exercised when the fair market value per share of Common Stock is less than the price per share stated in the SAR agreement for a Non-Tandem SAR or the Option price per share of any related Option for a Tandem SAR awarded with an Option.

Restricted Stock

     Awards of restricted stock will be evidenced by a restricted stock agreement. The restricted stock agreement will include such terms and conditions with respect to the restricted period, restrictions on sale, transfer, assignment, pledge, or other encumbrance, forfeiture and vesting, as are consistent with the purposes of the Incentive Plan. The Administrators may, in their discretion, remove, modify or accelerate the release of restrictions on any restricted stock.

     A recipient of restricted stock ("Restricted Stock Holder") will have the rights of a shareholder with respect to the restricted stock, subject to such restrictions as are set forth in the restricted stock agreement. The certificate(s) of the restricted stock will be inscribed with a legend as to the restrictions placed on such stock by the Administrators.

NONTRANSFERABILITY

     No Awards under the Incentive Plan are transferable by the grantee other than by will or the laws of descent and distribution. During the grantee's lifetime, Options and SARs are exercisable only by the grantee. Restricted stock shall pass by bequest or the laws of descent and distribution in the event of the grantee's death following the delivery of restricted stock and shall be subject to the same terms, conditions and restrictions in effect at the time of the grantee's death, to the extent applicable.

TERMINATION AND AMENDMENT

     The Board may amend or terminate the Incentive Plan at any time, but no amendment or termination shall be made which would impair a recipient's rights under an Award without such recipient's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the income tax consequences of various Awards under the Incentive Plan for individuals who are subject to United States income tax. The summary is not intended to be comprehensive and, among other things, does not describe state, local or foreign tax consequences.

     The award of a NSO will have no immediate tax consequences to the Company or the Optionee. Upon exercise of a NSO, an Optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the NSO and the fair market value of the stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a NSO, the Optionee will realize a capital gain or loss at a rate depending on the period of time between the acquisition and disposition of the shares, measured by the difference between the amount realized on the sale or exchange and the tax basis of the shares (generally equal to the amount paid for the shares plus the amount realized as ordinary income at the time the NSO was exercised) and other factors. The Company will be entitled to a deduction in the same amount as the Optionee recognized as ordinary income as a result of the exercise of a NSO.

     The award of an ISO will have no immediate tax consequences to the Company or the Optionee. However, the amount by which the fair market value of the acquired shares at the time of exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. If an Optionee holds the shares received upon exercise of an ISO for at least two years after the date of the ISO award and for at least one year from the date of exercise, gain or loss on a subsequent sale or exchange of the shares will be a capital gain or loss in the amount of the difference between the amount realized on the sale or exchange and the option price (or the recipient's other tax basis in the shares) at a tax rate which will depend on the length of time the shares were held and other factors. If an Optionee disposes of shares acquired upon exercise of an ISO before these holding periods are satisfied, the Optionee generally will recognize compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the exercise date over the exercise price, or

(ii) the excess of the amount realized on disposition over the exercise price. Any additional gain will be taxable as a capital gain, and any loss will be treated as a capital loss. Upon any such disposition by an Optionee, the Company will be entitled to a deduction in the amount of compensation income realized by the Optionee.

     SARs. Awards of Tandem SARs or Non-Tandem SARs will have no immediate tax consequence to the Company or the SAR Holder. The amount received by a SAR Holder upon the exercise of a Tandem SAR or Non-Tandem SAR will constitute compensation income to the SAR Holder at the time of exercise. The Company will be entitled to a deduction in the amount of compensation income recognized by the SAR Holder.

     Restricted Stock. Unless the Restricted Stock Holder makes a special tax election within 30 days after award, the Restricted Stock Holder will not recognize income, and the Company will not be entitled to a deduction at the time restricted stock is awarded to a Restricted Stock Holder. On the date when the restrictions on restricted stock lapse or are otherwise removed, the Restricted Stock Holder will recognize ordinary income equal to the excess of the fair market value of the restricted stock on such date over the amount paid by the Restricted Stock Holder for the restricted stock, if any. The Company will be entitled to a deduction in the same amount the Restricted Stock Holder recognizes as ordinary income. Upon disposition of Common Stock of the Company after the restrictions lapse or are otherwise removed, any gain or loss realized by the Restricted Stock Holder will be treated as capital gain or loss at a tax rate depending upon the period of time between the disposition and the earlier of lapse or removal of the restrictions of those shares of Common Stock.

     If a Restricted Stock Holder timely files an election under Section 83(b) of the Code, the Restricted Stock Holder will recognize compensation income on the date of the grant, equal to the excess of the fair market value of the shares of Common Stock of the Company on that date over the price paid for those shares, if any. The Company will be entitled to a corresponding deduction. Any gain or loss realized by the Restricted Stock Holder upon a disposition of restricted stock after a special tax election under Section 83(b) of the Code has been made will be treated as capital gain or loss at a tax rate depending upon the period of time between the disposition and the earlier date of award and other factors.

REQUIRED VOTE

     The proposal to approve the Incentive Plan, as amended, will be approved by the shareholders if it receives the affirmative vote of the majority of the votes cast by all shareholders entitled to vote on the proposal. Abstentions and broker non-votes are not counted as affirmative or negative votes and are not counted in determining the number of votes cast on the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK INCENTIVE PLAN OF 1996, AS AMENDED.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company and each nominee for director, (ii) the Chief Executive Officer of the Company and the Company's other four most highly compensated executive officers for 1997 who were serving as executive officers at the end of the year (the "Named Executive Officers"), (iii) each person or affiliated group of persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and (iv) all of the Company's directors and executive officers as a group.

                                                                       PERCENT OF
            NAME AND ADDRESS OF                  NUMBER OF               SHARES
             BENEFICIAL OWNER                      SHARES              OUTSTANDING
             ----------------                      ------              -----------
Sidney A. Goldblatt                              11,904,000(1)            77.4%
  4801 East Broadway Blvd.
  Tucson, AZ 85711
Nina M. Dmetruk                                   4,909,140(2)            31.9
  4801 East Broadway Blvd.
  Tucson, AZ 85711
Bradley L. Goldblatt                              3,272,760(3)            21.3
  4801 East Broadway Blvd.
  Tucson, AZ 85711
Stanley J. Lehman                                     2,000                  *
Richard W. Barker                                    18,000(4)               *
Larry R. Ferguson                                    15,000(4)               *
Peter P. Gombrich                                        --                 --
Curtis S. Goldblatt                                      --                 --
Richard A. Wesson                                    36,409(5)               *
Samuel A. Miller                                         --                 --
Joanna S. Broder                                         --                 --
Jodi Beth Gottlieb                                1,636,380(6)            10.6
  c/o Any Travel
  1181 North El Dorado Place
  Tucson, AZ 85715
All directors and executive officers as a
  group (12 persons)                             11,976,118(7)            77.9%

------------

*   Less than 1.0%.

(1) Includes an aggregate of 4,909,140 shares held by the BLG Trust, the CSG Trust and the JBG Trust. Dr. Goldblatt is a trustee of the Trusts with shared investment power but no voting power with respect to the shares held by the Trusts.

(2) Consists of the shares held by the BLG Trust, the CSG Trust and the JBG Trust. Ms. Dmetruk is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(3) Consists of the shares held by the BLG Trust and the CSG Trust. Bradley L. Goldblatt is a trustee of the Trusts with shared investment and voting power with respect to all of such shares.

(4) Consists of shares that may be acquired through the exercise of presently exerciseable stock options or shares that may be acquired through the exercise of stock options that become exerciseable within 60 days of March 20, 1998.

(5) Includes 36,240 shares that may be acquired through the exercise of presently exerciseable stock options.

(6) Consists of the shares held by the JBG Trust. Ms. Gottlieb is a trustee of the Trust with shared investment and voting power with respect to all of such shares.

(7) See Notes 1, 2 and 3 above.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following table shows all compensation paid to each of the Named Executive Officers for all services rendered to the Company and its subsidiaries for each of the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                  ANNUAL COMPENSATION      COMPENSATION
                                               -------------------------   ------------
                                                                            SECURITIES
                  NAME AND                                                  UNDERLYING      ALL OTHER
             PRINCIPAL POSITION                YEAR   SALARY     BONUS     OPTIONS (SHS)   COMPENSATION
             ------------------                ----   ------     -----     -------------   ------------
Sidney A. Goldblatt                            1997  $208,000   $     --           --        $    --
  President and Chief Executive Officer        1996   208,000    135,200           --             --
                                               1995   208,000         --           --             --
Richard A. Wesson                              1997   210,159         --      108,718(1)       4,800(2)
  Chief Operating Officer                      1996   195,000     84,094      108,718          7,954(3)
                                               1995   195,000     26,000           --          1,186(2)
Nina M. Dmetruk                                1997   227,996         --      126,050(1)       3,998(2)
  Executive Vice President-Chief               1996   126,077    126,500      126,050             --
  Financial Officer and Secretary              1995        --         --           --             --
Samuel A. Miller                               1997   150,000         --       35,000(5)       1,904(2)
  Senior Vice President-Technology(4)          1996    29,945         --        5,000          5,208(6)
                                               1995        --         --           --             --
Joanna S. Broder                               1997   146,460         --       40,000(8)      26,961(6)
  Senior Vice President-Client Services(7)     1996        --         --           --             --
                                               1995        --         --           --             --

------------

(1) Consists of shares subject to options repriced from grants made in calendar year 1996. See "-- Report on Fiscal Year 1997 Repricing of Options."

(2) Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer.

(3) Includes Company contributions to the Profit Sharing Plan for the account of the Named Executive Officer and also relocation expenses and tax reimbursements paid by the Company.

(4) Mr. Miller was elected to his position as Senior Vice President-Technology in February 1998. From January 1997 until February 1998, Mr. Miller served as the Company's Senior Vice President-Engineering.

(5) Consists of an option granted on May 30, 1996 to acquire 5,000 shares of Common Stock that was repriced on April 3, 1997, and an option granted on January 14, 1997 to acquire 15,000 shares of Common Stock that was repriced on April 3, 1997. See "-- Report on Fiscal Year 1997 Repricing of Options."

(6) Includes relocation expenses and tax reimbursements paid by the Company.

(7) Ms. Broder joined the Company as an executive officer in March 1997.

(8) Consists of an option granted on March 17, 1997 to acquire 20,000 shares of Common Stock that was repriced on April 3, 1997. See "-- Report on Fiscal Year 1997 Repricing of Options."

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning options granted to the Named Executive Officers in 1997 under the Company's Stock Incentive Plan of 1996:

                                           INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                               ------------------------------------------                    VALUE AT ASSUMED
                                NUMBER OF      PERCENT OF                                     ANNUAL RATES OF
                                SECURITIES       TOTAL                                          STOCK PRICE
                                UNDERLYING      OPTIONS                                        APPRECIATION
                                 OPTIONS       GRANTED TO      EXERCISE                     FOR OPTION TERM(4)
                                 GRANTED       EMPLOYEES      PRICE PER     EXPIRATION     --------------------
            NAME                 (SHS)(1)       IN 1997         SHARE          DATE          5%            10%
            ----               ------------    ----------    ------------   ----------  ------------   ------------
Sidney A. Goldblatt..........         --            --%        $    --              --    $     --      $       --
Richard A. Wesson............    108,718(2)       7.90           10.50         5/31/06     643,146       1,591,227
Nina M. Dmetruk..............    126,050(2)       9.16           10.50         5/31/06     745,677       1,844,903
Samuel A. Miller.............     15,000          1.09          15.625         1/14/07     147,397         373,533
                                   5,000(2)        .36           10.50         5/31/06      29,579          73,181
                                  15,000(3)       1.09           10.50         1/14/07      96,356         242,674
Joanna S. Broder.............     20,000          1.45           12.00         3/17/07     150,935         382,498
                                  20,000(3)       1.45           10.50         3/17/07     131,291         332,273

------------

(1) Options granted under the Stock Incentive Plan of 1996 typically have a ten year term and vest over a three year period in increments of 33-1/3%, commencing two years after the date of grant. Dr. Wesson's option, however, begins vesting one year after the date of grant. Options under the plan may be granted as incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). Options are granted with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant. All options heretofore granted are NSOs and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Consists of shares subject to options which were repriced from grants made in calendar year 1996. See "--Report on Fiscal Year 1997 Repricing of Options."

(3) Consists of shares subject to options which were repriced from grants made in calendar year 1997. See "--Report on Fiscal Year 1997 Repricing of Options."

(4) Potential realizable value is based on the assumption that the market price of the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the end of the ten year option term. Potential realizable value is shown net of exercise price. These numbers are calculated based on the regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning the value of unexercised options held by each of the Named Executive Officers, as of December 31, 1997. No options were exercised by such persons during 1997.

                                                                                   VALUE OF
                                                                                  UNEXERCISED
                                          NUMBER OF SECURITIES                   IN-THE-MONEY
                                         UNDERLYING UNEXERCISED                   OPTIONS AT
                                       OPTIONS AT FISCAL YEAR END               FISCAL YEAR END
                                       --------------------------               ---------------
               NAME                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE(1)   UNEXERCISABLE(1)
               ----                  ------------   ----------------   --------------   ----------------
Sidney A. Goldblatt                         --               --          $       --         $     --
Richard A. Wesson                       36,240           72,478                  --               --
Nina M. Dmetruk                             --          126,050                  --               --
Samuel A. Miller                            --           20,000                  --               --
Joanna S. Broder                            --           20,000                  --               --

------------

(1) The exercise prices as of December 31, 1997 of all options reported were above the market price of the Company's Common Stock as of such date. The last sale price of a share of the Company's Common Stock on December 31, 1997 as reported by the Nasdaq National Market System was $9.75.

                REPORT ON FISCAL YEAR 1997 REPRICING OF OPTIONS

     Since the Company's initial public offering in May 1996, the Company has granted stock options to employees under the Stock Incentive Plan of 1996 to motivate such employees and to encourage them to devote their best efforts to the business and financial success of the Company. In April 1997, the Compensation Committee of the Board determined that, as a result of a decline in the market price of the Company's Common Stock in the last quarter of 1996 and the first quarter of 1997, the purposes of the Stock Incentive Plan of 1996 were not being adequately achieved with respect to those employees holding options that had exercise prices significantly above current market value. Upon review of outstanding options, the Compensation Committee determined that it would be in the best interest of the Company and its shareholders to reprice these options to their current market value. On April 3, 1997, the Compensation Committee of the Board modified the exercise price applicable to outstanding options to purchase 800,282 shares of Common Stock including options held by the Named Executive Officers to purchase a total of 274,768 shares. As a result of such modification, the exercise prices of such options were reduced to $10.50 per share, the average of the high and low reported trading prices of the Common Stock on April 3, 1997. The original vesting schedule of such repriced options was not changed in connection with such repricing. The Compensation Committee believed that the repricing of stock options would provide additional incentives for employees and enhance shareholder value.

     The following table sets forth information with respect to the repricing of those options held by any executive officer of the Company since May 31, 1996 when the Company became a reporting company pursuant to the Exchange Act.

                                                      MARKET PRICE                                 LENGTH OF
                                                           OF                                   ORIGINAL OPTION
                                                        STOCK AT       EXERCISE                      TERM
                                        NUMBER OF         TIME          PRICE                      REMAINING
                                       OPTIONS/SARS   OF REPRICING    AT TIME OF      NEW         AT DATE OF
                                       REPRICED OR         OR        REPRICING OR   EXERCISE     REPRICING OR
            NAME               DATE     AMENDED(#)    AMENDMENT($)   AMENDMENT($)   PRICE($)       AMENDMENT
            ----               ----    ------------   ------------   ------------   --------   -----------------
Sidney A. Goldblatt               --          --         $   --        $     --      $   --    --
Richard A. Wesson             4/3/97     108,718          10.50           16.00       10.50    9 years, 58 days
Nina M. Dmetruk               4/3/97     126,050          10.50           16.00       10.50    9 years, 58 days
Samuel A. Miller              4/3/97       5,000          10.50           16.00       10.50    9 years, 58 days
                              4/3/97      15,000          10.50          15.625       10.50    9 years, 286 days
Joanna S. Broder              4/3/97      20,000          10.50           12.00       10.50    9 years, 348 days
James F. Garliepp             4/3/97      52,521          10.50           16.00       10.50    9 years, 58 days
T. Paul Thomas (1)            4/3/97       7,878          10.50           16.00       10.50    9 years, 58 days
                              4/3/97      12,122          10.50          14.875       10.50    9 years, 219 days

------------

(1) Served as the Company's Senior Vice President-Marketing through June 1997.

                        The Compensation Committee of the Board of Directors,

                        Sidney A. Goldblatt, Chairman       Nina M. Dmetruk
                        Stanley J. Lehman                   Bradley L. Goldblatt
                        Richard W. Barker

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     The Company has an employment agreement with Dr. Richard A. Wesson under which he was to be paid to serve as Chief Operating Officer of the Company a base annual salary of $195,000. Effective April 1, 1997, Dr. Wesson's base annual salary was increased to $215,000. The agreement is terminable by either party upon 30 days written notice and by the Company immediately for cause or for Dr. Wesson's breach of his agreement not to compete with the Company. Dr. Wesson is entitled to participate in any discretionary bonuses paid to officers in general and was also entitled to a long term incentive bonus if the sum of the net income and net loss of the Company and LabFUSION, Inc., which was a provider of health care information systems to small hospitals, clinics and other facilities, for 1995, 1996, 1997 or 1998 exceeded the Net Profit for 1993. Dr. Wesson was not entitled to a long-term incentive bonus for 1995. In May 1996 the Company and Dr. Wesson entered into an agreement under which Dr. Wesson relinquished his right to collect any long term incentive bonus under his employment agreement upon the grant to him of an option under the Incentive Plan to purchase 108,718 shares of Common Stock at the IPO price. On April 3, 1997, this option to purchase 108,718 shares of Common Stock was modified to reduce the exercise price to $10.50. If the Company terminates Dr. Wesson's employment without cause, the agreement entitles Dr. Wesson to receive severance payments equal to four months of his salary and benefits.

     Effective May 26, 1996, the Company entered into an employment agreement with Nina M. Dmetruk under which she was to be paid to serve as the Company's Executive Vice President-Chief Financial Officer a base annual salary of $220,000. Effective April 1, 1997, Ms. Dmetruk's base annual salary was increased to $231,000. The agreement is terminable by either party upon 90 days written notice and by the Company immediately for cause, including any breach by Ms. Dmetruk of her agreement not to compete with the Company. Ms. Dmetruk agreed to devote her full working time to the Company's business, except that during the first six months of her employment she was permitted to devote a reasonable amount of time to winding down her accounting practice, with an appropriate reduction of her base compensation for time devoted to that activity. Ms. Dmetruk is entitled to participate in any discretionary bonuses paid to officers in general. Under the terms of the employment agreement, Ms. Dmetruk received on May 30, 1996 an option under the Incentive Plan to purchase 126,050 shares of Common Stock at the IPO price. On April 3, 1997, this option to purchase 126,050 shares of Common Stock was modified to reduce the exercise price to $10.50. Ms. Dmetruk will be entitled to $1.2 million in severance pay in the event that the employment agreement is terminated: (i) by the Company at any time for other than cause; (ii) by Ms. Dmetruk within 90 days of such time as Sidney A. Goldblatt, Bradley L. Goldblatt, Curtis S. Goldblatt and Jodi Beth Gottlieb, and trusts created for their benefit, cease to own, directly or indirectly, fifty percent or more of the outstanding stock of the Company; or (iii) by Ms. Dmetruk because of a material breach of the agreement by the Company which has not been corrected by the Company within ten days written notice of such breach or because of certain gross negligence, willful misconduct or malfeasance by the Company which is determined to be detrimental to Ms. Dmetruk.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as contemplated by employment agreements, the compensation of the officers of the Company for the year ended December 31, 1997 was determined by the Compensation Committee, then composed of Dr. Sidney A. Goldblatt, Nina M. Dmetruk, Stanley J. Lehman, Bradley L. Goldblatt and Dr. Richard W. Barker. Dr. Goldblatt, Ms. Dmetruk and Bradley L. Goldblatt are executive officers of the Company; none of these individuals, however, participated in deliberations concerning his or her own compensation. Dr. Goldblatt, Ms. Dmetruk and Bradley Goldblatt are trustees of various trusts which own all of the shares of Any Travel Inc., which leases two buildings to the Company in Tucson, Arizona, and provides certain travel agency services to the Company on an ongoing basis. Stanley J. Lehman is a shareholder in the law firm of Klett Lieber Rooney & Schorling, the Company's general counsel. Ms. Dmetruk and Bradley L. Goldblatt are directors and officers of Any Travel, Inc. See "Election of Directors--Certain Transactions and Business Relationships."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report has been prepared by the Compensation Committee of the Board. Mr. Ferguson, who became a member of the Board and the Compensation Committee in December 1997, and Mr. Gombrich, who became a member of the Board and the Compensation Committee in March 1998, did not participate in the preparation of this report.

     The executive officer compensation programs utilized by the Company include cash compensation paid as salary and discretionary bonuses, stock options granted under the Company's Incentive Plan and Company contributions to the Profit Sharing Plan for the accounts of executive officers. Executive officers, except those who own more than 5% of the outstanding Common Stock, are also eligible to participate in the Stock Purchase Plan. These programs are designed to attract, retain and reward highly qualified executive officers who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

     Except as contemplated by employment agreements, salaries, as well as the number of shares covered by stock options, for the year 1997 were established primarily upon an evaluation of the executive officer's, including the chief executive officer's, position with and contributions to the Company, including individual performance, level of responsibility, technical expertise and length of service; Company performance; and industry compensation levels. No particular weight was given to any single factor.

     Under the Company's discretionary bonus program, annual bonuses may be paid to the eligible officers of the Company only if the Company attains or exceeds a predetermined percentage of its budgeted pre-tax income for the year (after giving effect to the potential bonuses) and takes into account the officer's base salary, the officer's level within the Company and the Company's pre-tax income for the year. The payment of bonuses in any given year is within the discretion of the Compensation Committee, and bonuses determined under the formula are subject to adjustment in individual cases. No bonuses were paid for the year 1997 since the Company did not attain the predetermined percentage of its budgeted pre-tax income for the year.

     The Compensation Committee of the Board concluded that there should be no increase in Dr. Sidney A. Goldblatt's salary for the year 1997, primarily because Dr. Goldblatt became eligible to participate in the discretionary bonus program for the first time in 1996. Based on the Company's performance, Dr. Goldblatt did not receive a bonus for the year 1997.

     The Compensation Committee of the Board has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of $1,000,000 paid to its chief executive officer and its four most highly compensated executive officers in any fiscal year. The Committee does not believe that this limitation will apply in the foreseeable future. The approval of the Stock Incentive Plan of 1996, as amended, is structured to qualify options and stock appreciation rights granted thereunder as "performance based" compensation that is excluded from the calculation of the $1,000,000 limitation.

                        The Compensation Committee of the Board of Directors,

                        Sidney A. Goldblatt, Chairman       Nina M. Dmetruk
                        Stanley J. Lehman                   Bradley L. Goldblatt
                        Richard W. Barker

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative total shareholder returns ("Total Return") for the Company as compared with the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks.

     This graph covers the period May 31, 1996, when Sunquest's Common Stock began trading on the Nasdaq National Market System, through December 31, 1997.

                        1997 MEASUREMENT PERIOD (1) (2)

             MEASUREMENT PERIOD                                                     NASDAQ
           (FISCAL YEAR COVERED)                  SUNQUEST        NASDAQ U.S.      COMPUTER
5/31/96                                         $100.00           $100.00           $100.00
6/28/96                                           83.92             95.49             96.34
9/30/96                                          103.50             98.89             98.26
12/31/96                                          79.72            103.75            102.24
3/31/97                                           54.55             98.12             94.83
6/30/97                                           83.92            116.11            121.56
9/30/97                                           84.62            135.75            132.98
12/31/97                                          54.55            127.31            125.51

                          5/31/96   6/28/96    9/30/96    12/31/96   3/31/97    6/30/97    9/30/97    12/31/97
                          -------   -------    -------    --------   -------    -------    -------    --------
Sunquest................  $100.00   $ 83.92    $103.50    $ 79.72    $ 54.55    $ 83.92    $ 84.62    $ 54.55
Nasdaq U.S..............  $100.00   $ 95.49    $ 98.89    $103.75    $ 98.12    $116.11    $135.75    $127.31
Nasdaq Computer.........  $100.00   $ 96.34    $ 98.26    $102.24    $ 94.83    $121.56    $132.98    $125.51

------------

(1) Assumes $100 invested on May 31, 1996 in Sunquest Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Services Stocks.

(2) Total Return assumes reinvestment of dividends. Except for S corporation distributions, no dividends have been declared or paid on the Company's Common Stock.

                       PROPOSALS FOR NEXT YEAR'S MEETING

     Shareholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Company by November 30, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, officers, and persons who are directly or indirectly the beneficial owners of more than 10% of the Common Stock of the Company are required to file with the Commission, within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of common stock. Rules of the Commission require such persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, the Company believes that, during the year ended December 31, 1997, all such persons complied with all applicable filing requirements.

                                                                      APPENDIX A

                       SUNQUEST INFORMATION SYSTEMS, INC.
                    STOCK INCENTIVE PLAN OF 1996, AS AMENDED

1. PURPOSE OF THE PLAN.

The purpose of the Sunquest Information Systems, Inc. Stock Incentive Plan of 1996, as amended, is to promote the interests of Sunquest Information Systems, Inc. and its shareholders by providing an opportunity for employees of the Company and its subsidiaries and other eligible persons to acquire Common Stock of the Company. By promoting such stock ownership, the Company seeks to attract, retain and motivate such employees and other persons and to encourage them to devote their best efforts to the business and financial success of the Company. It is the view of the Company that this purpose will be best achieved by granting certain forms of stock-based incentives and stock options as provided herein. Under the Plan, the Committee shall have the authority to grant incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights on the terms set forth herein.

2. DEFINITIONS.

For purposes of the Plan, the following terms shall have the meanings set forth below, unless a different meaning is clearly required by the context:

          2.1 "Award" means an Option, SAR or Restricted Stock.

          2.2 "Board" means the Board of Directors of the Company.

          2.3 "Change in Control" means the occurrence of any of the following events:

             (i) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Exchange Act, disclosing the acquisition of twenty-five percent (25%) or more of the voting stock of the Company in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Exchange Act),

             (ii) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election of each new director of the Company was approved or recommended by the vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period,

             (iii) the Company merges with or into or consolidates with another corporation and, after giving effect to such merger or consolidation, less than sixty percent (60%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of the Company outstanding immediately prior to such merger or consolidation,

             (iv) there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

             (v) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

          2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations and rulings issued pursuant thereto.

          2.5 "Committee" means the committee appointed by the Board to administer the Plan as described in Section 4.1 hereof or, if no such committee has been appointed by the Board, "Committee" means the Board.

          2.6 "Common Stock" means the Common Stock of the Company.

          2.7 "Company" means Sunquest Information Systems, Inc., a Pennsylvania corporation.

          2.8 "Disability" means an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that may be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve
     (12) months. The determination of Disability shall be made by the Committee on the basis of medical evidence satisfactory to it.

          2.9 "Eligible Independent Contractor" means an independent contractor hired by the Company or a Subsidiary to provide consulting services or management advice on a regular basis for the Company or Subsidiary.

          2.10 "Employee" means a person who is employed by the Company or any Subsidiary (including directors).

          2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules promulgated thereunder by the Securities and Exchange Commission.

          2.12 "Fair Market Value" means, as of any day, the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System for such date or the next preceding date that Common Stock was traded on such market. If at any time there is no public market for the Common Stock, the fair market value of a share of Common Stock shall be the amount determined in good faith by the Committee.

          2.13 "ISO" means an Option which, at the time granted, constitutes and shall be treated as an "incentive stock option" as defined in Section 422 of the Code, or its successor.

          2.14 "NSO" means an Option that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 (and which shall not constitute nor be treated as an ISO).

          2.15 "Option" means a right to purchase Common Stock granted pursuant to the Plan either in the form of an ISO granted to an Employee or a NSO granted to an Employee or Eligible Independent Contractor.

          2.16 "Optionee" means an Employee or Eligible Independent Contractor to whom an Option is granted under the Plan.

          2.17 "Option Price" means the purchase price for Common Stock under an Option, as determined in Section 6.1(b) of the Plan.

          2.18 "Plan" means the Sunquest Information Systems, Inc. Stock Incentive Plan of 1996, as set forth in this document, as the same may be amended from time to time.

          2.19 "Recipient" means an Employee or Eligible Independent Contractor to whom an Award is granted under the Plan.

          2.20 "Restricted Stock" means an award of shares of Common Stock that is subject to restrictions pursuant to Section 8 of the Plan.

          2.21 "Rules" means Section 16 of the Exchange Act and the regulations promulgated thereunder by the Securities and Exchange Commission.

          2.22 "Stock Appreciation Rights" or "SAR" means the rights granted pursuant to an award under Section 7 of the Plan.

          2.23 "Subsidiary" means any corporation which, on the date of determination, qualifies as a subsidiary corporation of the Company under
     Section 424 of the Code, or any successor provision.

Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.

3. STOCK SUBJECT TO THE PLAN.

          3.1 The maximum number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed in the aggregate three million eight hundred thousand (3,800,000) shares of Common Stock, subject to adjustment pursuant to Section 3.2 below. Such shares may be authorized but unissued shares, treasury shares, or reacquired shares. In the event the number of shares of Common Stock for which Awards are granted under the Plan (taking into account the share counting requirements established under the Rules) equals the maximum number of shares of Common Stock authorized under the Plan, no further Awards shall be made unless the Plan is amended (in accordance with the Rules, if applicable) or additional shares of Common Stock become available for further Awards. In the event that an Option expires (or otherwise terminates unexercised) or is converted under
     Section 6.2 of the Plan, the Common Stock subject to Option shall again be available for subsequent Awards.

          3.2 In the event of any change to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Awards, the Committee shall preserve the value of Awards by appropriately adjusting the number or classes of shares that may be subject to Awards, the number or classes of shares theretofore subject to Awards, the Option Price for Options or the per share price of SARs theretofore granted, and by making any and all other adjustments deemed appropriate by the Committee.

4. ADMINISTRATION OF THE PLAN.

          4.1 The Plan shall be administered by the Board or by a committee of two (2) or more members of the Board who shall be appointed by the Board and who shall serve at the pleasure of the Board.

          4.2 The Committee shall, subject to the limitations and terms of the Plan, have the authority:

             (a) to determine the Recipients of Awards,

             (b) to determine the number of shares to be covered by each Award,

             (c) to determine the terms, conditions, limitations and restrictions, not inconsistent with the terms of the Plan, of Awards (including, without limitation, whether any Option to be granted shall be an ISO or a NSO and the time and conditions for the exercise of Options);

             (d) to determine the form of the consideration that may be used to purchase shares of Common Stock upon the exercise of any Option,

             (e) to amend the terms of any outstanding Awards (with the consent of the Recipient) to reflect terms not otherwise inconsistent with the Plan, including amendments concerning vesting, acceleration, forfeiture, or waiver regarding any Award or the extension of a Recipient's right under an Award, as a result of termination of employment or service (or otherwise), based on such factors as the Committee shall determine in its sole discretion.

          4.3 Notwithstanding Section 4.2(b) above, the maximum number of shares of Common Stock for which Options and SARs may be granted to any Employee under the Plan shall not exceed, in the aggregate, one million five hundred thousand (1,500,000) shares of Common Stock during any one calendar year period.

          4.4 The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, and to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto and to otherwise supervise the administration of the Plan). All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, any Subsidiary, and the Recipients. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

          4.5 It is intended that the Plan comply with Rule 16b-3 under the Exchange Act and all interpretations of the Plan shall be consistent with such Rule and the Exchange Act. In order to maintain compliance with such Rule and the Exchange Act, the Committee may make such rules and impose such limitations as it deems advisable.

5. ELIGIBILITY TO PARTICIPATE IN THE PLAN.

          5.1 The Committee may grant NSOs, SARs and Restricted Stock to any Employee or Eligible Independent Contractor. The Committee may grant ISOs to any Employee. The Committee shall have the sole authority to select the Recipients of Awards and the type of Award. Recipients of Awards shall be selected by the Committee from among those Employees and Eligible Independent Contractors who, in the opinion of the Committee, have the capacity to contribute significantly to the long-term value-added performance and growth of the Company or Subsidiary.

          5.2 No award may be granted to an Employee or Eligible Independent Contractor within six months of his expected retirement date (or expected date of termination of employment or service).

6. OPTIONS.

          6.1 Options may be granted alone, in addition to, or in tandem with other Awards. Options granted under the Plan shall be in such form as the Committee may from time to time approve. The terms and conditions of each Option granted under the Plan shall be specified by the Committee and shall be set forth in a written agreement between the Company and the Optionee in such form as the Committee shall approve (the "Option Agreement"). The terms and conditions of each Option need not be identical to those of any other Option granted hereunder. Each Option Agreement shall contain the following terms and conditions, and such other terms and conditions, not inconsistent with the purpose of the Plan and the requirements of applicable law, as the Committee shall determine:

             (a) Each Option Agreement shall state the total number of shares of Common Stock to which the Option relates.

             (b) Each Option Agreement shall state the Option Price per share for the Common Stock to which the Option relates, which shall not be less than the Fair Market Value per share of the

        Common Stock on the date the Option is granted, except for certain ISOs described in Subsection 6.1(j) hereof.

             (c) Each Option Agreement shall state the expiration date of the Option to which it relates, which date shall not be later than the tenth anniversary of the date that the Option is granted, except for certain ISOs described in Subsection 6.1(j) hereof. No Option may be exercised by any person after expiration of the term of the Option.

             (d) Each Option Agreement shall state the time or times at which Options shall be exercisable and the terms and conditions applicable to such exercise, all as determined by the Committee; provided, however, that except as provided below in Section 6.1(f), (g) and (h) and in
        Section 11.1, and unless otherwise determined by the Committee at or after the date of the grant, no Option shall be exercisable for a period of six (6) months from the date of grant.

             (e) Upon termination of an Optionee's employment or service with the Company and Subsidiaries for reasons other than termination at or after age 65, Disability or death, the Optionee's Option shall, unless expressly provided otherwise in the Option Agreement, expire on the date of such termination.

             (f) If an Optionee's employment or service with the Company and Subsidiaries terminates at or after age 65, then unless expressly provided otherwise in the Option Agreement, the Optionee may exercise the Option to the extent exercisable at the date of such termination until the earlier of (i) the expiration date of the Option, or (ii) the one hundred eightieth (180) day following such termination.

             (g) In the event of the death of the Optionee while in the employment or service of the Company or Subsidiary, then unless expressly provided otherwise in the Option Agreement, the Option may be exercised, to the extent the Optionee was entitled to do so on the date of his death, by the person or persons to whom the Optionee's rights under the Option pass by will or by applicable law, or if no such person has such right, by his executors or administrators, until the earlier of
        (i) the expiration date of the Option, or one (1) year after the Optionee's death.

             (h) If an Optionee's employment or service with the Company and Subsidiaries terminates by reason of Disability, then unless expressly provided otherwise in the Option Agreement, the Optionee may exercise the Option to the extent exercisable at the date of such termination until the earlier of (i) the expiration date of the Option, or (ii) one
        (1) year after the date of such termination.

             (i) The Option Price may be paid, as permitted by the Committee, in cash or check (payable to the order of the Company), in shares of Common Stock already owned by the Optionee having a total Fair Market Value equal to the purchase price, by sale of shares of Common Stock acquired in the exercise of an Option (to the extent such cashless exercise is permitted by the Committee and under the Rules), or any combination thereof approved by the Committee. If payment of the exercise price of an Option is made in whole or in part in shares of Common

        Stock already owned by the Optionee, the Committee may require that the stock be owned for a period of at least six (6) months. Following the exercise of an Option and the payment of the full Option price, the Company shall issue a stock certificate evidencing the Optionee's ownership of such Common Stock. No shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price is received by the Company.

             (j) Any Option intended to be an ISO shall be designated as such in the applicable Option Agreement. No ISO shall be granted to any Employee who, at the time the Option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or of its parent corporation (within the meaning of Section 424(e) of the Code) or Subsidiary, unless the Option Price is at least 110% of the Fair Market Value of the Common Stock subject to the ISO on the date of grant and the Option by its terms is not exercisable after the expiration of five years from the date the Option is granted. In addition, as determined at the time an ISO is granted, the aggregate Fair Market Value of the Common Stock subject to the ISO (under all plans of the Company and of its parent corporation and Subsidiaries) first exercisable in any calendar year shall not exceed one hundred thousand dollars ($100,000).

             (k) Options by their terms shall not be transferable other than by will or the laws of descent and distribution, and during an Optionee's lifetime, shall be exercisable only by the Optionee.

          6.2 The Committee may, in its sole discretion, elect to cash out all or part of the Common Stock to be exercised under an Option by paying the Optionee an amount, in cash, equal to the excess of the Fair Market Value of the Common Stock over the Option Price on the effective date of such exercise. If this conversion right is exercised, an Optionee shall forfeit all other rights associated with such converted Option.

7. STOCK APPRECIATION RIGHTS.

          7.1 Grant of SARs. The Committee may grant Stock Appreciation Rights separate and apart from, or in tandem with, any Option granted under the terms of the Plan. When granted in tandem with Options, SARs may be granted with respect to all or part of the Common Stock under a particular Option, and may be granted coincident with or after the date of grant of the related Option.

          7.2 Exercise of SARs. SARs may be exercised from time to time by written notice from the holder thereof to the Company of the holder's intent to exercise the SARs with respect to a specified number of shares. SARs shall entitle the holder thereof, upon exercise, in whole or in part, to receive payment in the amount and form determined pursuant to Section 7.3(c). SARs granted in tandem with Options may be exercised only to the extent that the related Option has not been exercised. The exercise of a tandem SAR shall result in a pro rata surrender of the related Option to the extent that the tandem SAR has been exercised. Similarly, the exercise of a related Option shall result in a pro rata surrender of the tandem SAR to the extent that the Option has been exercised.

          7.3 Terms and Conditions. The grant of SARs shall be evidenced by a written SAR agreement in a form approved by the Committee. Each SAR agreement shall be consistent with the following express terms and conditions, and shall include such other terms and conditions, consistent with the purposes of the Plan and the requirements of applicable law, as the Committee shall determine:

             (a) SARs shall be exercisable at such time or times and only to the extent specified in the SAR agreement. SARs shall in no event be exercisable during the first six (6) months after the date of grant.

             (b) SARs shall not be transferable other than by will or by the laws of descent and distribution, and during the holder's lifetime, shall be exercisable only by the holder.

             (c) Upon exercise of SARs, the holder thereof shall be entitled to receive an amount equal to the excess of (i) the Fair Market Value per share of Common Stock on the day preceding the exercise date over (ii) the price per share stated in the SAR agreement for a SAR not granted in tandem with an Option or the Option Price per share of any related Option for a SAR granted in tandem with an Option, multiplied by the number of shares in respect of which the SARs shall have been exercised. Such amount shall be paid, as determined by the Committee, in the form of (i) cash, (ii) shares of Common Stock with a Fair Market Value on the day preceding the exercise date equal to such amount, or (iii) a combination of cash and such Common Stock.

             (d) In no event shall a SAR be exercisable at a time when the Fair Market Value per share of Common Stock is less than the price per share stated in the SAR agreement for a SAR not granted in tandem with an Option or the Option Price per share of any related Option for a SAR granted in tandem with an Option.

             (e) SARs shall terminate in accordance with the rules in Section 6.1(c), (e), (f), (g), and (h) hereof regarding termination of Options.

8. RESTRICTED STOCK.

          8.1 Rights As A Stockholder. The grant of Restricted Stock shall be evidenced by a Restricted Stock agreement issued in accordance with Section
     8.2. The Committee shall direct that a certificate or certificates for Restricted Stock be issued to the grantee, and registered in the name of the grantee, who shall have all the rights of a shareholder with respect to the Restricted Stock subject to such restrictions set forth in the Restricted Stock agreement. The certificate or certificates representing the Restricted Stock shall be inscribed with a legend as to the restrictions on sale, transfer, assignment, pledge or other encumbrance during the restricted period as the Committee may impose, and may, if the Committee in its sole discretion should direct, be delivered to and held during the restricted period by the Company, together with a stock power endorsed in blank by the grantee.

          8.2 Restrictions. Each Restricted Stock agreement shall include such terms and conditions, including with respect to the restricted period, restrictions on sale, transfer, assignment, pledge, or other encumbrance, forfeiture and vesting, that are consistent with the purposes of the Plan and the requirements of applicable law, as the Committee shall determine at the time of granting the Restricted Stock. Any new, additional or different shares or securities resulting from any change to the Common

     Stock under Section 3.2 shall be subject to the same terms, conditions and restrictions contained in the Restricted Stock agreement to which the Restricted Stock was subject immediately prior to such change. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Stock in the event of hardship or of Disability of the grantee while employed or in the service of the Company or Subsidiary, or for such other reasons as the Committee may deem appropriate in the event that the grantee ceases to be in employment or service with the Company and Subsidiaries. In the event of the grantee's death following the delivery of Restricted Stock, the personal representative of the grantee's estate or the person or persons to whom the Restricted Stock shall have passed by bequest or the laws of descent and distribution shall take such Restricted Stock subject to the same terms, conditions and restrictions in effect at the time of the grantee's death, to the extent applicable.

9. AMENDMENT AND TERMINATION.

     The Board may amend or discontinue the Plan at any time and for any reason (either by resolution or unanimous consent), but no amendment or discontinuation shall be made which would impair a Recipient's rights under an Award theretofore granted without the Recipient's consent, or which, without approval of the Company's shareholders, would require shareholder approval under the Rules.

     The Committee may amend the terms of any Award theretofore granted prospectively or retroactively, but no such amendment shall impair the rights of the Recipient of the Award without the Recipient's consent. The power to amend the terms of any Award shall include, without limitation, the power to reduce the Option Price of any Award, provided that the reduced Option Price shall not be less than the Fair Market Value per share of the Common Stock on the date of the amendment of the Award.

10. UNFUNDED STATUS OF THE PLAN.

     The Plan is an unfunded plan for incentive compensation. With respect to any payments not yet made to a Recipient, the Recipient shall not have any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan and to deliver Common Stock or payments in lieu thereof with respect to any Awards.

11. GENERAL PROVISIONS.

          11.1 The Committee, in its sole discretion, may provide at the time of granting any Award that the terms of the Award, including but not limited to, the date on which an award vests or becomes exercisable, may be modified in the event of a Change in Control.

          11.2 Each Award may provide that the recipient shall deliver to the Committee, upon demand by the Committee, at the time of delivery of any certificates representing shares of Common Stock a written representation that the shares are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any shares shall be a condition precedent to the right of the Recipient (or any other person) to acquire any shares.

          11.3 Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements (subject to shareholder approval, if such shareholder approval is required) of general applicability or otherwise.

          11.4 Neither the Plan nor any Award shall confer upon any Recipient any right to continued employment or service with the Company or Subsidiary and shall not interfere in any way with the right of the Company or Subsidiary to terminate its relationship with any of its employees, directors or independent contractors at any time.

          11.5 No later than the date as of which an amount first becomes includible in the gross income of a Recipient for applicable income tax purposes with respect to any Award, the Recipient shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is subject to the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall to the extent permitted by law have the right to deduct any such taxes from any payment of any kind otherwise due to the Recipient.

          11.6 The Committee shall establish such procedures as it deems appropriate for a Recipient to designate a beneficiary to whom any amount payable in the event of the Recipient's death are to be paid.

          11.7 An Award shall be subject to the condition that any payment thereunder is subject to any listing or registration of the shares of Common Stock subject to the Award, any consent or approval of any governmental body, or any other agreement or consent that the Committee determines is necessary or desirable for such payment.

          11.8 The actions of the Committee (including without limitation the determination of Recipients and the terms and conditions of any Awards) need not be uniform and may be undertaken selectively whether or not the Recipients are similarly situated.

          11.9 The existence of Awards shall not effect in any way the right or the power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or effecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          11.10 The Plan shall be governed by and subject to all applicable laws and to the approvals by any governmental agency as may be required.

          11.11 If any provision of the Plan shall be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

          11.12 In addition to such other rights of indemnification as they may have as directors or employees of the Company or Subsidiary, the members of the Board and members of the Committee shall be indemnified by the Company against the reasonable expense, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award, and against all amounts paid by them in settlement therefor (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudicated in such action, suit or proceeding, that such member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding, a member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

12. EFFECTIVE DATE AND TERM OF THE PLAN.

The Plan became effective upon approval of the Plan by the Company's shareholders on March 25, 1996. No Awards shall be granted pursuant to the Plan on or after March 25, 2006, but Awards granted prior to such date may extend beyond that date.

                        Date originally approved by the
                        Board of Directors and Stockholders: March 25, 1996

                        Dates amended by the Board of Directors:
                        November 8, 1996, April 3, 1997 and March 12, 1998

                                     PROXY
                       SUNQUEST INFORMATION SYSTEMS, INC.
                          4801 EAST BROADWAY BOULEVARD
                             TUCSON, ARIZONA 85711

     The undersigned shareholder of Sunquest Information Systems, Inc. (the "Company") hereby appoints Dr. Sidney A. Goldblatt and Nina M. Dmetruk, and each of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock, no par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Viscount Suite Hotel, 4855 East Broadway Blvd., Tucson, Arizona, on Thursday, April 30, 1998, commencing at 9:00 a.m., local time, and at any adjournment or postponement thereof.


              (PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS





                            * FOLD AND DETACH HERE *

                                                                                                  PLEASE MARK
                                                                                                  YOUR VOTES AS
                                                                                                  INDICATED IN
                                                                                                  THIS EXAMPLE   [ X ]

1. Election of Directors:                     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

           FOR             WITHHOLD           Dr. Sidney A. Goldblatt       Stanley J. Lehman
       all nominees        AUTHORITY          Nina M. Dmetruk               Dr. Richard W. Barker
        listed to       to vote for all       Dr. Curtis S. Goldblatt       Peter P. Gombrich
        the right       nominees listed       Larry R. Ferguson
    (except as marked    to the right
     to the contrary)

          [   ]            [   ]

2. Proposal to ratify the election of         3. Proposal to approve the Stock Incentive    4. In their discretion the Proxies
   Ernst & Young LLP to audit the books and      Plan of 1996, as amended, including a         are authorized to vote upon such
   accounts of the Company for the year          1,300,000 share increase.                     other business as may properly come
   ending December 31, 1998.                                                                   before the meeting and any
                                                                                               adjournments thereof.
     FOR        AGAINST       ABSTAIN               FOR        AGAINST       ABSTAIN

    [   ]        [   ]         [   ]               [   ]        [   ]         [   ]

                                                                           THIS PROXY WILL BE VOTED AS SPECIFIED. HOWEVER, IN THE
                                                                           ABSENCE OF DIRECTION TO THE CONTRARY, THE ATTORNEYS
                                                                           NAMED HEREIN INTEND TO VOTE THIS PROXY "FOR" THE
                                                                           ELECTION AS DIRECTORS OF ALL THE NOMINEES LISTED AND
                                                                           "FOR" PROPOSALS 2 AND 3, AND FOR MATTERS WHICH MAY BE
                                                                           PRESENTED AT THE MEETING IN ACCORDANCE WITH
                                                                           RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                                                           THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE
                                                                           AFORESAID ANNUAL MEETING OF SHAREHOLDERS.

Signature(s)                                    Signature(s)                              Date
            -----------------------------------             ---------------------------         --------------------------------
Note: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

                                                  *   FOLD AND DETACH HERE   *